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                                                                    EXHIBIT 99.1


                  AEROPOSTALE REPORTS NOVEMBER SALES RESULTS

NEW YORK, NEW YORK - DECEMBER 1, 2004 - Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the four-week period ended November 27, 2004 increased 22.8% to $106.0 million, compared to $86.3 million for the four-week period ended November 29, 2003. The company's comparable store sales increased 4.1% for the month, versus a comparable store sales increase of 10.3% in the year ago period.

Year-to-date, total net sales increased 35.5% to $743.1 million, compared to $548.6 million in the year-ago period. Year to date, comparable store sales increased 11.5%, compared to an increase of 6.1% in the year-ago period.

Julian R. Geiger, Chairman and Chief Executive Officer said, "We are quite pleased with our sales performance for the month of November. We controlled our inventories appropriately, executed our strategies effectively, and positioned ourselves definitively for a solid holiday season. Our focused merchandise assortment and powerful promotions enabled us to achieve a low double-digit comp store sales increase over the Thanksgiving Day weekend. This strong performance compared to a mid single digit increase last year. We are comfortable with both the level and composition of our inventory and are excited about our momentum as we head into December."

To hear the Aeropostale prerecorded November sales message, please dial (877) 519-4471 or (973) 341-3080, followed by the conference identification number #4497112.

ABOUT AEROPOSTALE, INC.

Aeropostale, Inc. (www.aeropostale.com) is a mall-based specialty retailer of casual apparel and accessories that targets both young women and young men aged 11 to 20. The company provides customers with a selection of high-quality, active-oriented, fashion basic merchandise in a high-energy store environment. The company maintains complete control over the proprietary brand by designing and sourcing all of its own merchandise. Aeropostale products can be purchased only in its stores, which sell Aeropostale merchandise exclusively.

The first Aeropostale store was opened in 1987. The company currently operates 561 stores in 43 states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, AMONG OTHERS, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND CURRENT REPORTS ON FORM 8-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.


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